Torrid Reports Fourth Quarter and Fiscal 2021 Results
Delivers Record Revenue and Profitability
Repurchased $23 million in Common Stock Under Stock Repurchase Program
Initiates Fiscal 2022 Guidance

CITY OF INDUSTRY, Calif. – March 17, 2022 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), a direct-to-consumer apparel, intimates, and accessories brand in North America for women sizes 10 to 30, today announced its financial results for the quarter and year ended January 29, 2022.

Liz Muñoz, Chief Executive Officer, stated, “I am extremely proud of what we accomplished in 2021, including record levels of Net Sales and Adjusted EBITDA, with growth outpacing our long-term targets. We made significant progress across our growth strategies while navigating the impact of macro challenges. Following a strong start to the fourth quarter, the emergence of Omicron impacted our business, particularly in January, which coincided with our Torrid Cash event. Despite these headwinds, we delivered our 38th positive comp in the past 40 quarters and demand for our brand remains strong. Looking ahead, we remain confident in our ability to deliver against our long-term plan and drive shareholder value.”

Financial Highlights for the Fourth Quarter of Fiscal 2021
•Net sales increased 5.5% to $313.9 million, compared to the fourth quarter of last year and increased 15.8% from the fourth quarter of fiscal 2019. Comparable sales1 increased 4.5% compared to last year and increased 12.5% compared to fiscal 2019. The emergence of Omicron led to temporary labor shortages in the Company’s distribution center, which resulted in approximately $14 million of sales delayed into the first quarter.
•Gross profit margin was 31.6% compared to 38.2% in the fourth quarter of last year and 34.2% in the fourth quarter of fiscal 2019. The gross margin decline compared to last year was largely due to a 340 basis point increase in transportation and product costs that were partially offset by price increases and lower promotions compared to last year.  The Company also realized a benefit from rent abatements in the prior year, resulting in a 200 basis point increase in occupancy expense in the fourth quarter of 2021. In addition, the return to normalized reserves following benefits from reserves recorded in the prior year fourth quarter resulted in 120 basis points of the decline.
•Net loss was $22.8 million, or $0.21 per share, compared to a net loss of $8.8 million, or $0.08 per diluted share in the fourth quarter of last year. This reflects the use of a 328.1% effective tax rate due to a one-time non-cash charge associated with revaluing legacy incentive units as part of its IPO.
•Adjusted net income2 was $9.7 million, or $0.09 per diluted share as compared to adjusted net income of $23.8 million, or $0.22 per diluted share in the fourth quarter of last year.
•Adjusted EBITDA2 was $28.4 million, or 9.1% of net sales, compared to $44.0 million, or 14.8% of net sales, in the fourth quarter of last year. This compares to $18.0 million or 6.7% of net sales in the fourth quarter of fiscal 2019.
•Repurchased $23.4 million of shares outstanding under share repurchase program.

Q4 2021 Financial and Operating Metrics

	Three Months Ended
	(dollars in thousands)
	January 29, 2022	January 30, 2021	YoY Change	February 1, 2020
Net Sales	$313,936	$297,682	5%	$271,035
Comparable sales(A)	5%	8%		15%
Number of stores (as of end of period)	624	608		607
Net loss	$(22,754)	$(8,765)	(160%)	$(3,578)
Adjusted EBITDA(B)	$28,448	$43,981	(35%)	$18,036
Adjusted EBITDA margin(B)	9%	15%		7%

(A) The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19.
(B) Please refer to "Results of Operations" for a reconciliation of net loss to Adjusted EBITDA.

Financial Highlights for the Full-Year Fiscal 2021
•Net sales increased 31.4% to $1,278.8 million compared to last year and increased 23.3% compared to fiscal 2019. Comparable sales1 increased 30.5% compared to last year and 21.3% compared to fiscal 2019.
•Gross profit margin was 40.6%, increased 670 basis points from the same period last year and 240 basis points from fiscal 2019.
•Net loss was $29.9 million, or $0.27 per share, compared to a net income of $24.5 million, or $0.22 per diluted share last year. This reflects the use of a 289.2% effective tax rate related to the $111.4 million one-time non-cash charge associated with revaluing legacy incentive units as part of its IPO.
•Adjusted net income2 was $121.2 million, or $1.10 per diluted share, an increase of 275% from adjusted net income of $32.3 million, or $0.29 per diluted share last year.
•Adjusted EBITDA2 was $245.9 million, or 19.2% of net sales, compared to $100.8 million, or 10.4% of net sales, last year. This compares to $132.0 million or 12.7% of net sales in fiscal 2019.
•Opened 22 stores and closed 6 stores during the year.
•Active customers grew 20% to 3.8 million.
•Average spend per customer grew 9%.
Full Year Fiscal 2021 Financial and Operating Metrics

	Twelve Months Ended
	(in thousands, except net sales per active customer, number of stores and percentages)
	January 29, 2022	January 30, 2021	YoY Change	February 1, 2020
Active customers (as of end of period)(A)	3,821	3,182	20%	3,364
Net sales per active customer(A)	$335	$306	9%	$308
Net Sales	$1,278,794	$973,514	31%	$1,036,983
Comparable sales(B)	30%	(7%)		13%
Number of stores (as of end of period)	624	608		607
Net (loss) income	$(29,944)	$24,532	(222%)	$41,869
Adjusted EBITDA(C)	$245,853	$100,797	144%	$131,999
Adjusted EBITDA margin(C)	19%	10%		13%

(A)Active customers and net sales per active customer calculated on a preceding four quarters basis.
(B)The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19.
(C)Please refer to "Results of Operations" for a reconciliation of net (loss) income to Adjusted EBITDA.

Balance Sheet and Cash Flow

Cash and cash equivalents at the end of the fourth quarter totaled $29.0 million compared to $123.0 million in the prior year.

Cash flow from operations for the twelve-month period ended January 29, 2022 was $121.2 million, compared to $151.8 million for the twelve-month period ended January 30, 2021.

Outlook
George Wehlitz, Chief Financial Officer, stated, “We are very pleased with the strong performance we delivered in 2021. We will continue to build on the progress we have made in executing our growth strategies in 2022, while continuing to manage the industry-wide global supply chain challenges.”

For the first quarter of fiscal 2022 the Company expects:
•Net sales between $295 million and $305 million.

•Adjusted EBITDA2 between $44 million and $48 million.

For the full year fiscal 2022 the Company expects:
•Net sales between $1.300 billion to $1.365 billion.
•Adjusted EBITDA2 of between $195 million and $220 million.
•Capital expenditures of between $30 million and $35 million reflecting infrastructure and technology investments as well as approximately 35 new stores for the year.

The above outlook is based on several assumptions, including, but not limited to, the macro challenges in the industry continuing into 2022 as well as higher raw material and labor costs, which are expected to be more pronounced this year. While COVID-19-related restrictions have eased in recent months, a level of uncertainty remains regarding potential disruption during fiscal 2022. See “Forward-Looking Statements” for additional information.

Conference Call Details
A conference call to discuss the Company’s fourth quarter and fiscal year 2021 results is scheduled for March 17, 2022, at 4:30 p.m. ET. Those who wish to participate in the call may do so by dialing (877) 407-9208 or (201) 493-6784 for international callers, conference ID 13727462. The conference call will also be webcast live at https://investors.torrid.com in the Events and Presentations section. A recording will be available shortly after the conclusion of the call. To access the replay, please dial (844) 512-2921 or (412) 317-6671 for international callers, conference ID 13727462. An archive of the webcast will be available on Torrid’s investor relations website.

Notes

(1)Comparable sales for any given period are defined as the sales of Torrid’s e-Commerce operations and stores that it has included in its comparable sales base during that period. The Company includes a store in its comparable sales base after it has been open for 15 full fiscal months. If a store is closed during a fiscal year, it is only included in the computation of comparable sales for the full fiscal months in which it was open. The computation of comparable sales includes results from stores that were temporarily closed due to COVID-19. Partial fiscal months are excluded from the computation of comparable sales. Comparable sales allow the Company to evaluate how its unified commerce business is performing exclusive of the effects of new store openings. The Company applies current year foreign currency exchange rates to both current year and prior year comparable sales to remove the impact of foreign currency fluctuation and achieve a consistent basis for comparison.

(2)Adjusted EBITDA and Adjusted net income (loss) are non-GAAP financial measures. See “Non-GAAP Financial Measures” for additional information on non-GAAP financial measures and a reconciliation to the most comparable GAAP measures. The Company does not provide reconciliations of the forward-looking non- GAAP measures of Adjusted EBITDA to the most directly comparable forward-looking GAAP measure because the timing and amount of excluded items are unreasonably difficult to fully and accurately estimate. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

About TORRID
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America targeting the 25- to 40-year old woman who is curvy and wears sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Non-GAAP Financial Measures
In addition to results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”), management utilizes certain non-GAAP performance measures such as Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share for purposes of evaluating ongoing operations and for internal planning and forecasting purposes. We believe that these non-GAAP operating measures, when reviewed collectively with our GAAP financial information, provide useful supplemental information to investors in assessing our operating performance.

Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP and our calculations thereof may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA represents GAAP net income (loss) plus interest expense less interest income, net of other (income) expense, plus provision for less (benefit from) income taxes, depreciation and amortization (“EBITDA”), and share-based compensation, non-cash deductions and charges, other expenses. Adjusted net income (loss) represents GAAP net income (loss) plus remeasurement adjustments for share-based compensation, net of tax. Adjusted earnings (loss) per share represents Adjusted net income (loss) divided by the diluted weighted average number of shares outstanding at the end of the period.

We believe Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share facilitate operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to ongoing operating performance. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting the overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations.
Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and, as such, use it internally to report and analyze our results as well as a benchmark to determine certain non-equity incentive payments made to executives. Additionally, we use Adjusted net income (loss) and Adjusted earnings (loss) per share to facilitate operating performance comparisons by isolating the effects of share-based compensation that vary from period to period and across our peer companies without any correlation to ongoing operating performance.
Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share have limitations as analytical tools. These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to or substitutes for net income (loss), income (loss) from operations, earnings (loss) per share or any other performance measures determined in accordance with GAAP or as alternatives to cash flows from operating activities as a measure of our liquidity. Our presentation of Adjusted EBITDA, Adjusted net income (loss), and Adjusted earnings (loss) per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Forward-Looking Statements
Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. For example, all statements we make relating to our expected first quarter of fiscal 2022 and full year fiscal 2022 performance are forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Torrid’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements, including: successful management of risks relating to the spread of COVID-19, including any adverse impacts on our supply chain, workforce, facilities, customer services and operations; changes in consumer spending and general economic conditions; our ability to identify and respond to new and changing product trends, customer preferences and other related factors; our dependence on a strong brand image; damage to our reputation arising from our use of social media, email and text messages; increased competition from other brands and retailers; our reliance on third parties to drive traffic to our website; the success of the shopping centers in which our stores are located; our ability to adapt to consumer shopping preferences and develop and maintain a relevant and reliable omni-channel experience for our customers; our dependence upon independent third parties for the manufacture of all of our merchandise; availability constraints and price volatility in the raw materials used to manufacture our products; interruptions of the flow of our merchandise from international manufacturers causing disruptions in our supply chain; our sourcing a significant amount of our products from China; shortages of inventory, delayed shipments to our e-Commerce customers and harm to our reputation due to difficulties or shut-down of our distribution facilities (including as a result of COVID-19); our reliance upon independent third-party transportation providers for substantially all of our product shipments; our growth strategy; our leasing substantial amounts of space; our failure to find store employees that reflect our brand image and embody our culture; our reliance on third-parties for the provision of certain services, including distribution and real estate management; our dependence upon key executive management; our reliance on information systems; system security risk issues that could disrupt our internal operations or information technology services; unauthorized disclosure of sensitive or confidential information, whether through a breach of our computer system or otherwise; our failure to comply with federal and state laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; payment-related risks that could increase our operating costs or subject us to potential liability; claims made against us resulting in litigation; changes in laws and regulations applicable to our business; regulatory actions or recalls arising from issues with product safety; our inability to protect our trademarks or other intellectual property rights; our substantial indebtedness and lease obligations; restrictions imposed by our indebtedness on our current and future operations; changes in tax laws or regulations or in our operations that may impact our effective tax rate; the possibility that we may recognize impairments on long-lived assets; our failure to maintain adequate internal controls; and the threat of war, terrorism or other catastrophes that could negatively impact our business.

We caution you that the important factors referenced above may not contain all of the factors that are important to you. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, it is impossible for us to anticipate all factors that could affect our actual results. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information.  The outcome of the events described in any of our forward-looking statements are also subject to risks, uncertainties and other factors described in our filings with the Securities and Exchange Commission and elsewhere in this communication. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this communication. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments.

Investors
ICR, Inc.
Jean Fontana
(646) 277-1214
IR@torrid.com

Media
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Lyle Weston
(212) 355-4449

TORRID HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net sales	$313,936	$297,682	$1,278,794	$973,514
Cost of goods sold	214,767	183,834	759,826	643,215
Gross profit	99,169	113,848	518,968	330,299
Selling, general and administrative expenses	65,579	98,041	420,932	222,098
Marketing expenses	17,378	13,436	52,654	51,382
Income from operations	16,212	2,371	45,382	56,819
Interest expense	6,107	4,693	29,497	21,338
Interest income, net of other expense (income)	128	(113)	56	(42)
Income before provision for income taxes	9,977	(2,209)	15,829	35,523
Provision for income taxes	32,731	6,556	45,773	10,991
Net (loss) income	$(22,754)	$(8,765)	$(29,944)	$24,532
Comprehensive (loss) income:
Net (loss) income	$(22,754)	$(8,765)	$(29,944)	$24,532
Other comprehensive (loss) income:
Foreign currency translation adjustment	(151)	156	84	2
Total other comprehensive (loss) income	(151)	156	84	2
Comprehensive (loss) income	$(22,905)	$(8,609)	$(29,860)	$24,534
Net (loss) earnings per share:
Basic	$(0.21)	$(0.08)	$(0.27)	$0.22
Diluted	$(0.21)	$(0.08)	$(0.27)	$0.22
Weighted average number of shares:
Basic	109,445	110,000	109,886	110,000
Diluted	109,445	110,000	109,886	110,000

TORRID HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	January 29, 2022	January 30, 2021
Assets
Current assets:
Cash and cash equivalents	$ 29,025	$ 122,953
Restricted cash	262	262
Inventory	170,608	105,843
Prepaid expenses and other current assets	14,686	12,668
Prepaid income taxes	6,345	417
Total current assets	220,926	242,143
Property and equipment, net	127,565	143,256
Operating lease right-of-use assets	209,637	244,711
Deposits and other noncurrent assets	7,100	3,560
Deferred tax assets	4,873	6,139
Intangible asset	8,400	8,400
Total assets	$ 578,501	$ 648,209
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$ 77,448	$ 70,853
Accrued and other current liabilities	138,708	110,361
Operating lease liabilities	45,716	50,998
Current portion of term loan	20,519	11,506
Due to related parties	14,622	8,060
Income taxes payable	—	9,336
Total current liabilities	297,013	261,114
Noncurrent operating lease liabilities	207,049	246,458
Term loan	320,841	193,406
Deferred compensation	6,873	6,531
Lease incentives and other noncurrent liabilities	5,044	3,873
Total liabilities	836,820	711,382
Commitments and contingencies (Note 16)
Stockholders' deficit:
Common shares: $0.01 par value; 1,000,000,000 shares authorized; 107,857,625 shares issued and outstanding at January 29, 2022; 110,000,000 shares issued and outstanding at January 30, 2021	1,078	1,100
Additional paid-in capital	118,286	10,326
Accumulated deficit	(377,759)	(74,591)
Accumulated other comprehensive income (loss)	76	(8)
Total stockholders' deficit	(258,319)	(63,173)
Total liabilities and stockholders' deficit	$ 578,501	$ 648,209

TORRID HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Twelve Months Ended
	January 29, 2022	January 30, 2021
OPERATING ACTIVITIES
Net (loss) income	$ (29,944)	$ 24,532
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Write down of inventory	696	6,099
Operating right-of-use assets amortization	41,648	40,316
Depreciation and other amortization	36,748	34,579
Write off of unamortized original issue discount and deferred financing costs for Amended Term Loan Credit Agreement	5,231	—
Share-based compensation	159,754	7,791
Deferred taxes	1,266	(2,325)
Other	(457)	(1,226)
Changes in operating assets and liabilities:
Inventory	(65,709)	7,880
Prepaid expenses and other current assets	(1,949)	1,394
Prepaid income taxes	(5,928)	1,200
Deposits and other noncurrent assets	(3,058)	(749)
Accounts payable	5,639	37,849
Accrued and other current liabilities	28,090	19,748
Operating lease liabilities	(49,597)	(33,895)
Lease incentives and other noncurrent liabilities	1,222	544
Deferred compensation	342	1,316
Due to related parties	6,562	(626)
Income taxes payable	(9,336)	7,394
Net cash provided by operating activities	121,220	151,821
INVESTING ACTIVITIES
Purchases of property and equipment	(17,552)	(11,570)
Purchase of Hot Topic IT assets	—	—
Net cash used in investing activities	(17,552)	(11,570)
FINANCING ACTIVITIES
Capital distribution to Torrid Holding LLC, net of contribution	(300,000)	—
Proceeds from revolving credit facility	5,700	50,700
Payments on revolving credit facility	(5,700)	(50,700)
Deferred financing costs for revolving credit facility	(688)	—
Proceeds from Amended Term Loan Credit Agreement, net of original issue discount and deferred financing costs	—	(525)
Principal payments on and repayment of Amended Term Loan Credit Agreement and related costs	(212,775)	(45,400)
Proceeds from New Term Loan Credit Agreement, net of original issue discount and deferred financing costs	340,509	—
Proceeds from issuances under share-based compensation plans	569	—
Withholding tax payments related to vesting of restricted stock units and awards	(2,072)	—
Repurchases and retirement of common stock	(23,352)	—
Net cash used in financing activities	(197,809)	(45,925)
Effect of foreign currency exchange rate changes on cash, cash equivalents and restricted cash	213	(110)
Increase in cash, cash equivalents and restricted cash	(93,928)	94,216
Cash, cash equivalents and restricted cash at beginning of period	123,215	28,999
Cash, cash equivalents and restricted cash at end of period	$ 29,287	$ 123,215
SUPPLEMENTAL INFORMATION
Cash paid during the period for interest related to the revolving credit facility and term loan	$ 24,120	$ 21,258
Cash paid during the period for income taxes	$ 58,134	$ 3,921
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Property and equipment purchases included in accounts payable and accrued liabilities	$ 3,338	$ 1,238

The following table provides a reconciliation of net (loss) income to Adjusted EBITDA for the periods presented (dollars in thousands):

	Twelve Months Ended
	January 29, 2022	January 30, 2021
Net (loss) income	$ (29,944)	$ 24,532
Interest expense	29,497	21,338
Interest income, net of other expense (income)	56	(42)
Provision for income taxes	45,773	10,991
Depreciation and amortization(A)	35,204	33,072
Share-based compensation(B)	159,754	7,791
Non-cash deductions and charges(C)	615	1,984
Other expenses(D)	4,898	1,131
Adjusted EBITDA	$ 245,853	$ 100,797

(A)Depreciation and amortization excludes amortization of debt issuance costs and original issue discount that are reflected in interest expense.
(B)Prior to the consummation of our IPO on July 6, 2021, share-based compensation was determined based on the remeasurement of our liability-classified incentive units.
(C)Non-cash deductions and charges includes losses on property and equipment disposals and the net impact of non-cash rent expense.
(D)Other expenses include IPO-related transaction fees and the reimbursement of certain management expenses, primarily for travel, incurred by Sycamore on our behalf, which are not considered to be part of our core business.

The following table provides a reconciliation of net (loss) income to Adjusted net income for the periods presented (in thousands, except per share data):

	Three Months Ended		Twelve Months Ended
	January 29, 2022	January 30, 2021	January 29, 2022	January 30, 2021
Net (loss) income	$(22,754)	$(8,765)	$(29,944)	$24,532
Remeasurement adjustments net of income taxes	32,408	32,596	151,167	7,792
Adjusted net income	9,654	23,831	121,223	32,324

Basic and diluted weighted average shares outstanding	109,445	110,000	109,886	110,000
(Loss) earnings per share	$(0.21)	$(0.08)	$(0.27)	$0.22
Adjusted earnings per share	$0.09	$0.22	$1.1	$0.29